UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I Trade-Co, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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According to Target’s Own Governance Guidelines,
Two Directors Should Step Down Promptly
     NEW YORK, May 22 — The Nominees for Shareholder Choice commented today on recent developments concerning corporate governance issues at Target Corporation (NYSE: TGT).
     Under Target’s Governance Guidelines — which are based on principles articulated by Target’s former CEO and founding family member Kenneth Dayton — two current members of its board, Solomon Trujillo and Anne Mulcahy, are required to tender their resignations promptly, making room for directors with relevant experience and fresh perspectives. In light of the on-going proxy contest, the Nominees for Shareholder Choice expressed concern that the company has not made any public disclosure regarding each of these incumbent directors’ resignations under the company’s Governance Guidelines.
Two Incumbent Directors Should Resign Promptly
According to Target’s Governance Guidelines
     Incumbent director Solomon Trujillo (who is currently running for re-election to the Target board) has recently been asked to resign as CEO of Telstra, the Australian telecommunication company that he headed. In addition, yesterday, Xerox Corporation announced that incumbent director Anne Mulcahy has stepped down as CEO of Xerox. Under Target’s Governance Guidelines, as a result of changes in their principal employment, Mr. Trujillo and Ms. Mulcahy are required to promptly submit their resignations. Target’s Governance Guidelines provide as follows:
“Changes in Director’s Principal Employment — Any director (including management directors) whose affiliation or position of principal employment changes substantially after election to the Board will be expected to offer to tender his or her resignation as a director promptly to the Board. The Nominating Committee shall make a recommendation to the Board on whether to accept or reject the offer, taking into consideration the effect of such change in employment on the director’s qualification as an independent director and on the interests of the Corporation.”
     Given the clear mandate of Target’s Governance Guidelines, Target should disclose whether either or both of these directors have submitted a resignation, and whether the board intends to delay taking action on their resignations to thwart the effective exercise of the shareholder voting franchise at the upcoming annual meeting.
     Ronald J. Gilson, a renowned corporate governance scholar and a Nominee for Shareholder Choice stated, “The board and nominating committee know that board policies require members to offer their resignations when their principal employment changes substantially. It is poor corporate governance to deprive shareholders of the opportunity to choose successor directors to Mr. Trujillo and Ms. Mulcahy.”
Trujillo Era at Telstra
     Mr. Trujillo’s departure from Telstra has been widely reported in the Australian press. A recent article in The Australian IT entitled, “Quiet Last Supper for Sol,” observed that under Mr. Trujillo’s leadership, Telstra’s share price declined materially, its relationship with the Australian government became severely strained, and a $12-billion IT transformation program originally lauded by Mr. Trujillo was over-budget and over-time with little results to show for it. The Australian IT quoted an analyst as saying, “The Sol Trujillo era at Telstra will be characterised by $15 billion of shareholder value destruction, uncertainty around the outcome of his much-heralded transformation program and customer satisfaction at an all-time low.”
     The Nominees for Shareholder Choice believe that the circumstances surrounding Mr. Trujillo’s departure from Telstra suggest that, after a 15-year long tenure on the Target board, it is time for him to give up his seat to make room for a director with fresh perspectives and more relevant experience.
     Despite Mr. Trujillo’s departure from Telstra, not only has Mr. Trujillo apparently failed to tender his resignation, but instead the company’s nominating committee and board have nominated him for yet another three-year term at the upcoming annual meeting. Mr. Trujillo’s nomination comes after multiple extensions of Target’s director term limits — which have increased from 12 to 15, and more recently to 20 years — in an apparent accommodation to Mr. Trujillo who is the only incumbent director who would have been immediately impacted by the prior 15-year term limit.
     The Nominees for Shareholder Choice believe that Mr. Trujillo’s continued board candidacy is emblematic of the erosion of the governance principles first articulated and implemented by Target’s founding family member and chairman Kenneth Dayton decades ago.
     The Nominees for Shareholder Choice are of the view that under these circumstances, if he has not done so already, Mr. Trujillo should promptly submit his resignation, and the Target’s nominating committee and board should accept his resignation and withdraw his nomination. The resulting vacancy should be filled by a vote of all shareholders at the upcoming meeting. According to the express terms of Target’s Governance Guidelines, Ms. Mulcahy must also promptly submit her resignation.
Shareholder Choice
     The Nominees for Shareholder Choice believe that Target shareholders will be best served by new replacement directors that are elected by shareholders. With the vacancies that will be created by the resignations of Mr. Trujillo and Ms. Mulcahy, Target shareholders could both retain more incumbent directors and add more of the Nominees for Shareholder Choice to the company’s board.

     Replacing resigning incumbent directors in an expedient and open manner would be an important step in addressing Target’s governance issues and would empower shareholders to improve Target’s board. The current board’s failure to implement Target’s own governance principles continues to deprive shareholders of their basic right to choose the best directors.
Vote Now — Vote Today
The date of Target’s Annual Meeting is this coming Thursday, May 28, 2009. Target shareholders should vote on the Internet (for instructions, please go to www.TGTtownhall.com), by telephone, or by signing, dating and returning the GOLD proxy card as soon as possible to vote FOR the Nominees for Shareholder Choice and AGAINST Target’s proposal to limit the board to 12 directors. If you have already voted on the white proxy card, you can change your vote by submitting a later dated GOLD proxy card. If you have submitted both a white and GOLD proxy card, only your latest arriving proxy card will count, so please vote again on the GOLD proxy card to ensure your vote is counted accurately. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com or call Pershing Square Capital Management, L.P.’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.

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About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is an SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading — buying and selling — securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.

Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.

Source:	Pershing Square Capital Management, L.P.

Contact:	Global Strategies Group
Julie Wood (212) 260-8813